Exhibit 4.38

Investment and Collaboration Agreement

by and between

BioLineRx Ltd.

and

Novartis Pharma AG

December 16, 2014

[*] Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Table of Contents

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 EQUITY INVESTMENT		6
2.1	Equity Investment	6
2.2	Stand-Still Agreement	11
2.3	Trading Restrictions	11
2.4	Information Disclosure	12
2.5	No Representation on Board	12
ARTICLE 3 JOINT STEERING COMMITTEE		12
3.1	Joint Steering Committee	12
ARTICLE 4 SCREENING AND PROJECT SELECTION		14
4.1	[*]	14
4.2	[*]	14
ARTICLE 5 PRE-IND PROJECTS		14
5.1	[*]	14
5.2	[*]	14
ARTICLE 6 IND PROJECTS		14
6.1	[*]	14
6.2	[*]	14
6.3	[*]	14
6.4	Payment of Option Fee	15
6.5	Budget and Funding for Selected Projects	15
6.6	Cost Overruns for Selected Projects	16
6.7	Development Activities for Selected Project	16
6.8	Right of First Negotiation	16
6.9	[*]	16
ARTICLE 7 EXCLUSIVE ARRANGEMENTS		16
7.1	Non-Circumvention	16
7.2	BioLine Commitment	17
7.3	Exclusion of Existing Projects	17
ARTICLE 8 INTELLECTUAL PROPERTY		17
ARTICLE 9 REPRESENTATIONS AND WARRANTIES		17
9.1	Mutual Representations and Warranties	17
9.2	Disclaimer	18
9.3	No Other Representations or Warranties	18
ARTICLE 10 LIABILITY		19
ARTICLE 11 CONFIDENTIALITY		19
11.1	Confidentiality Obligations	19

BioLineRx - Novartis Pharma AG Collaboration Agreement

11.2	Authorized Disclosure	20
11.3	Publicity; Use of Names	21
11.4	Equitable Relief	22
ARTICLE 12 TERM AND TERMINATION		22
12.1	Term	22
12.2	Termination for Breach	22
12.3	Effect of Termination of the Agreement	22
12.4	Survival	22
ARTICLE 13 DISPUTE RESOLUTION		23
13.1	Disputes	23
13.2	Internal Resolution	24
13.3	Binding Arbitration	24
ARTICLE 14 MISCELLANEOUS		24
14.1	Entire Agreement; Amendment	24
14.2	Payments and Taxes	24
14.3	Force Majeure	24
14.4	Notices	25
14.5	No Strict Construction; Headings	25
14.6	Assignment	25
14.7	Performance by Affiliates	26
14.8	Further Cooperation by the Parties	26
14.9	Severability	26
14.10	No Waiver	27
14.11	Independent Contractors	27
14.12	Expenses	27
14.13	No Third Party Beneficiaries	28
14.14	English Language	28
14.15	Governing Law	28
14.16	Construction	28
14.17	Counterparts	28

[*] Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

INVESTMENT AND COLLABORATION AGREEMENT

This Investment and Collaboration Agreement (the “Agreement”) is entered into as of December 16, 2014 (the “Effective Date”) by and between Novartis Pharma AG, a corporation organized and existing under the laws of Switzerland and having its principal place of business at Lichtstrasse 35, CH-4056, Basel, Switzerland (“NVS”), and BioLineRx Ltd., a company organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, Jerusalem, 91450, Israel (“BioLine”).

RECITALS

Whereas, BioLine is a clinical-stage biopharmaceutical company developing products for the pharmaceutical market satisfying unmet medical needs or exhibiting advantages over current therapies; and

Whereas, NVS is a leading, global pharmaceutical company with extensive experience in the research, development, manufacture, distribution, sales and marketing of pharmaceutical products; and

Whereas, NVS and BioLine desire to establish a framework pursuant to which BioLine will grant NVS access to BioLine’s Israel-based drug development pipeline and project screening process with a view to enabling a collaborative approach to continued development of promising pharmaceutical candidates, in accordance with and subject to the terms and conditions set out herein (the “Collaboration”); and

Whereas, as an integral part of the Collaboration, NVS desires to make an equity investment in BioLine, all on the terms and conditions set forth herein.

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
Definitions

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

“ADS” has the meaning set out in Section 2.1.1.

“Advisors” has the meaning set out in Section 11.3.1.

“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of 50% or more of the voting stock of such entity, or by contract or otherwise.

BioLineRx - Novartis Pharma AG Collaboration Agreement

“BioLine” means BioLineRx Ltd., as further defined in the Preamble above.

“Change of Control” means a transaction which results in a change in the power to direct (directly or indirectly) the management and policies of BioLine through the ownership of voting capital, by which (i) any person or group becomes the beneficial owner of voting securities (including any options, rights or warrants to purchase, and any securities convertible into or exchangeable for, voting securities) of BioLine representing 50% or more of the voting power represented by all outstanding securities of BioLine; or (ii) a majority of the seats on the board of directors of BioLine shall at any time be occupied by persons who were not members of the board of directors prior to such transaction.

“Clinical Proof of Concept” means the conclusion of the first clinical study in healthy human volunteers or patients showing safety, tolerability, pharmacodynamic activity, pharmacokinetics, early evidence of efficacy, generally equivalent to a Phase I study pursuant to FDA regulations or foreign equivalents, as well as evidence of drug metabolism and mechanism of action, all as specifically agreed by the Parties during the process of establishing the Core Terms.

“Closing Price Per ADS” has the meaning set out in Section 2.1.

“Collaboration” has the meaning set out in the Preamble above.

“Collaboration Quota” means the presentation by BioLine to NVS at the Joint Steering Committee of seven projects, each of which is either: (a) an IND Project; or (b) a Pre-IND Project with respect to which NVS has exercised Matching Rights, where such project has been sublicensed by BioLine to NVS pursuant to the arrangements set out in Section 5.2.5.

“Confidential Information” means, with respect to a Party, all reports and other Information of such Party that is disclosed to the other Party pursuant to the arrangements set out in this Agreement, whether in oral, written, graphic, or electronic form.  All Information disclosed by a Party pursuant to the Mutual Non-Disclosure Agreement between the Parties dated May 7, 2014, as amended through the Effective Date, shall be deemed to be such Party’s Confidential Information disclosed hereunder.

“Core Term Memorandum” has the meaning set out in Section 6.3.3.

“Core Terms” has the meaning set out in Section 6.3.

“CSR” has the meaning set out in Section 6.8.

“Development Budget Balance” has the meaning set out in Section 6.5.1.

“Dollar” means the U.S. dollar, and “$” shall be interpreted accordingly.

BioLineRx - Novartis Pharma AG Collaboration Agreement

“Effective Date” means the date on which this Agreement becomes effective, as set out in the Preamble above.

“EMA” means the European Medical Agency and any successors thereof.

“Executive” means a senior executive of a Party, such as, by way of example, a Party’s Chief Executive Officer or the chairman of the Board of Directors of such Party.

“FDA” means the United States Food and Drug Administration and any successors thereof.

“Flagged Project” has the meaning set forth in Section 5.2.1.

“Form 6-K” shall mean that form administrated by the SEC and submitted by foreign private issuers of securities pursuant to certain rules promulgated under the Securities Exchange Act of 1934.

“Form 20-F” shall mean the most recent annual report filed by BioLine with the SEC on Form 20-F.

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

“In-Person Meeting” has the meaning set forth in Section 3.1.4.

“IND” means an Investigational New Drug Application pursuant to the regulations and guidelines of the FDA, or a comparable application pursuant to the regulations and guidelines of the EMA, the Israel Ministry of Health or another Regulatory Authority.

“IND Project” means a project that is included in the Collaboration and that (i) is IND-ready, or (ii) with respect to which human clinical data has been generated, whether by BioLine or a Third Party, or (iii) is otherwise deemed to be an IND Project in accordance with Section 5.3.

“IND-ready” means a project that is of such a stage of development that it is ready for IND submission pursuant to regulations of the Regulatory Authority to which it is to be submitted, as mutually agreed by the Parties.

“Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), manufacturing know-how and data, analytical and quality control data, stability data, other study data and procedures.

“Investment Date” has the meaning set forth in Section 2.1.

BioLineRx - Novartis Pharma AG Collaboration Agreement

“JDT” or “Joint Discussion Team” has the meaning set forth in Section 3.1.6.

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.1.

“Key Employee” means a senior executive of BioLine.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, or of any Governmental Authority .

“Matching Rights” has the meaning set forth in Section 5.2.5.

“Material Adverse Change” has the meaning set forth in Section 2.1.4(c).

“Matching Rights Notice” has the meaning set forth in Section 5.2.4.

“Net Consideration” has the meaning set forth in Section 6.9.5.

“NIBR” means Novartis Institutes of BioMedical Research.

“Non-Breaching Party” has the meaning set forth in Section 12.2.1.

“Non-Israel Sourced Projects” has the meaning set forth in Section 4.1.

“Notified Party” has the meaning set forth in Section 12.2.1.

“NVS” means Novartis Pharma AG, as further defined in the Preamble above.

“NVS Engagement Contributions” has the meaning set forth in Section 5.2.1(i).

“Option Fee” has the meaning set forth in Section 6.4.

“Option Fee Repayment Amount” has the meaning set forth in Section 6.9.5.

“Ordinary Shares” has the meaning set forth in Section 2.1.1.

“Partial Release Date” has the meaning set forth in Section 2.3.1.

“Party” means either NVS or BioLine, and “Parties” means both NVS and BioLine, collectively.

“POC Endpoints” has the meaning set out in Section 6.3.1.

“Pre-existing NVS IP” means intellectual property and rights therein and thereto owned or controlled by NVS and/or its Affiliates prior to the Effective Date, and/or developed by NVS and/or its Affiliates subsequent to the Effective Date but outside the scope of the Collaboration.

“Pre-IND Project” means a project that is included in the Collaboration and (i) that is not IND-ready or (ii) with respect to which no human clinical data has been generated.

BioLineRx - Novartis Pharma AG Collaboration Agreement

“Project” means either a Pre-IND Project or an IND Project, as the context requires, which is included in the Collaboration, and “Projects” means Pre-IND Projects and IND Projects, collectively.

“Project IP” has the meaning set out in Article 8.

“Regulatory Approval” means, with respect to a pharmaceutical product, all approvals, registrations, licenses or authorizations from the relevant Regulatory Authority, in any country or jurisdiction, that is specific to such product and necessary to manufacture, market and/or sell such product.

“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority responsible for granting Regulatory Approval.  Without limiting the generality of the foregoing, the FDA, EMA and the Israel Ministry of Health are Regulatory Authorities in their respective jurisdictions.

“Rejected Pre-IND Project” has the meaning set out in Section 5.1.

“Restricted Period” has the meaning set out in Section 5.2.3.

“ROFN” has the meaning set out in Section 6.8.

“ROFN Period” has the meaning set out in Section 6.8.

“Screen B Projects” has the meaning set out in Section 4.1.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” has the meaning set out in Section 2.1.2.

“Selected Project” has the meaning set out in Section 6.3.3.

“Selected Project Selection Date” has the meaning set out in Section 6.3.3.

“Stand-Still Agreement” has the meaning set out in Section 2.2.

“Sublicense Agreement” shall mean the agreement pursuant to which BioLine will grant to NVS, or another mutually agreed Affiliate of NVS, to the maximum extent possible, the exclusive, worldwide, sublicenseable right and license to exploit technology, know-how and other forms of intellectual property that BioLine has previously in-licensed from a Third Party (including by way of conducting further research and development of the licensed technology, and the manufacture, marketing, distribution and/or sale of products based on such technology, know-how and intellectual property) with respect to a Flagged Project or a Selected Project.

“Term” means the term of this Agreement, as determined in accordance with Section 12.1.

“Third Party” means any person or entity other than BioLine or NVS or an Affiliate of either of them.

BioLineRx - Novartis Pharma AG Collaboration Agreement

“Third Party Opportunity” has the meaning set out in Section 5.2.4

“Third Party Transaction” has the meaning set out in Section 6.9.5.

[*]

[*]

has the meaning set out in Section 6.9.

“VWAP” means the volume-weighted average trading price of BioLine’s ADSs on the Nasdaq.

ARTICLE 2
Equity Investment

2.1           Equity Investment.  Within ten days of the Effective Date, NVS shall make an initial $10 million equity investment in American Depositary Shares (“ADS”) of BioLine at a price per ADS based on the higher of (i) $2.00 per ADS; or (ii) a 20% premium over the VWAP, as reported on the Nasdaq, for the 30-day period ending on the day prior to the Effective Date; or (iii) a 10% premium over the closing price of BioLine’s ADSs on the trading day immediately prior to the Effective Date (the “Closing Price Per ADS”) as reported on the Nasdaq; provided however, that if the Closing Price Per ADS is less than $1.40, the price per ADS to be paid by NVS will be as set forth in the column captioned “Price per ADS to NVS” on the schedule set forth as Exhibit 2.1.  The date upon which the equity investment is made shall be referred to as the “Investment Date”.  In connection with the equity investment:

2.1.1           Authorization of Ordinary Shares.  BioLine has authorized the issuance and sale of (i) 50,000,000 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), represented by 5,000,000 American Depositary Shares (the “ADSs”).  For purposes of clarification, each ADS represents ten Ordinary Shares.

2.1.2           Completion of Investment.  The completion of the equity investment shall occur on the Investment Date at the offices of Yigal Arnon & Co., One Azrieli Center, Tel Aviv, 6133701, Israel.  At the completion, NVS shall deliver, in immediately available funds, the full amount of the purchase price for the ADSs being purchased hereunder by wire transfer to an account designated by BioLine, and BioLine shall, within three business days, deliver to NVS a certificate registered in the name of NVS, or in such nominee name as designated by NVS in writing, representing the number of ADSs set forth in Section 2.1.1 above.  The issue and sale to NVS will comply with Rule 903 of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) and the certificates will bear an appropriate legend referring to that fact.

2.1.3           NVS Representations.  In connection with the purchase of the ADSs, NVS represents and warrants to, and covenants with BioLine that:

  (a)           Experience.  (i) NVS is knowledgeable, sophisticated and experienced in financial and business matters, and is qualified to make decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the ADSs, has the ability to bear the economic risks of an investment in the ADSs and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the ADSs; (ii) NVS is acquiring the ADSs for its own account with no present (as of the Effective Date) intention of distributing any of such ADSs or entering into any arrangement or understanding with any other persons regarding the distribution of such ADSs; and (iii) NVS will not, directly or indirectly, offer, sell, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the ADSs, nor will NVS engage in any short sale that results in a disposition of any of the ADSs by NVS, except in compliance with Sections 2.2 and 2.3 hereof, the Securities Act, the Israeli Securities Law, and the rules and regulations promulgated thereunder and any applicable state securities laws.

BioLineRx - Novartis Pharma AG Collaboration Agreement

  (b)           U.S. exemption. (i) NVS is aware that the sale of the ADSs has not been registered under the Securities Act or any state securities laws or regulations in reliance upon Regulation S and similar exemptions under state law, (ii) NVS will not offer or sell the Shares unless they are registered or are exempt from registration under the Securities Act and any applicable state securities laws or regulation; (iii) NVS is not a U.S. Person (as that term is defined in Regulation S) nor acquiring the Shares for the account or benefit of any U.S. Person; and (iv) this Agreement has not been executed or delivered by NVS in the United States.

  (c)           Risk of Loss.  NVS understands that its investment in the ADSs involves a significant degree of risk, including a risk of total loss of NVS’s investment, and NVS has full cognizance of and understands all of the risk factors related to the NVS’s purchase of the ADSs.  NVS understands that the market price of the ADSs has been volatile and that no representation is being made as to the future value of any of the ADSs.

2.1.4           BioLine Representations.  In connection with the equity investment, and in addition to the representations and warranties made by BioLine under Section 9.1 below, BioLine represents and warrants to, and covenants with NVS that:

  (a)           Authorization of the ADSs.  The Ordinary Shares represented by the ADSs have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by BioLine pursuant to this Agreement, will be validly issued, fully paid, and non-assessable and free and clear of all liens, encumbrances, preemptive rights and other claims.

  (b)           Capitalization and Other Capital Stock Matters.  The authorized, issued, and outstanding share capital of BioLine conformed in all material respects to the description thereof contained in the Form 20-F and any Forms 6-K filed or furnished subsequent thereto, in each case as of the date of such Form 6-K.  All of the issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in compliance with applicable Israeli, U.S. federal and state securities laws.  None of the outstanding Ordinary Shares were issued in violation of any preemptive rights, rights of first refusal, or other similar rights to subscribe for or purchase securities of BioLine.  There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal, or other rights to purchase, or equity or debt securities convertible into, exchangeable or exercisable for, any share capital of BioLine other than those described in the Form 20-F or any Form 6-K filed or furnished subsequent thereto.

BioLineRx - Novartis Pharma AG Collaboration Agreement

  (c)           No Actions.  There is no legal or governmental action, suit or proceeding pending or, to the knowledge of BioLine, threatened against or affecting BioLine or any of its directors and officers in their capacities as such, which has as the subject thereof any officer or director of, or property owned or leased by, BioLine that would reasonably be expected to result in a material adverse change to BioLine’s business, financial position, or results of operations taken as a whole (a “Material Adverse Change”) or adversely affect the consummation of the transactions contemplated hereby.

  (d)           Financial Statements.  The financial statements and the related notes thereto of BioLine and its consolidated subsidiaries included in the most recent Form 20-F comply as to form in all material respects with the applicable requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial position, results of operations and cash flows of BioLine as of the dates indicated and for the periods specified; such financial statements have been prepared in conformity with the International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods covered thereby.

  (e)           SEC Filings. BioLine is subject to and in compliance in all material respects with its United States and Israeli reporting requirements and has filed all reports required to be filed by it on a timely basis. As of their respective dates, all SEC reports filed by BioLine complied in all material respects with Laws and the rules and regulations of the SEC.

  (f)            NASDAQ. BioLine is in compliance with applicable Nasdaq continued listing requirements, and to BioLine’s knowledge there are no proceedings pending or threatened against BioLine to revoke or suspend such listing. BioLine has not received any notice of delisting from Nasdaq and has no knowledge of any facts or circumstances which would reasonably be expected to lead to delisting or suspension.

  (g)           Agreements. Except as disclosed in its SEC filings, there are no agreements, understandings, instruments, contracts or proposed transactions to which BioLine is a party or by which it is bound that involve (i)  the license of any patent, copyright, trademark, trade secret or other proprietary right to or from BioLine, (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell products to any other person that limit BioLine’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iii) indemnification by BioLine with respect to infringements of proprietary rights.

  (h)           Intellectual Property. BioLine owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all BioLine intellectual property necessary to conduct its business as described in its SEC filings without any known conflict with, or infringement of, the rights of others.  To BioLine’s knowledge, no product or service developed, marketed or sold (or proposed to be developed, marketed or sold) by BioLine violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Except as disclosed in its SEC filings, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to BioLine’s intellectual property, nor is BioLine bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person.  BioLine has not received any communications alleging that BioLine has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person.  Each employee and consultant engaged in the development of intellectual property rights has assigned to BioLine all intellectual property rights he or she owns that are related to BioLine’s business as now conducted and as presently proposed to be conducted.

BioLineRx - Novartis Pharma AG Collaboration Agreement

  (i)            Employees.  To BioLine’s knowledge, none of its Key Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such Key Employee’s ability to promote the interest of BioLine or that would conflict with the BioLine’s business.  To BioLine’s knowledge, no employee intends to terminate employment with BioLine or is otherwise likely to become unavailable, nor does BioLine have a present intention to terminate the employment of any of the foregoing.  There is no labor dispute involving BioLine pending, or to BioLine’s knowledge, threatened.

  (j)            Compliance with Other Instruments. Except as disclosed in SEC filings, BioLine is not in violation or default (i) of any provisions of its certificate of incorporation or bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, or contract to which it is a party, or (v) of any material provision of federal or state Law applicable to BioLine except in each case for such violations which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change.  The execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of BioLine or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to BioLine, except for any such default or event which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change.

  (k)           Litigation. Except as disclosed in SEC filings, there is no action, suit or proceeding, or governmental inquiry or investigation, pending or, to the knowledge of BioLine, threatened against BioLine or any officer, director or employee of BioLine, and, to BioLine’s knowledge, there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation.  Neither BioLine nor, to BioLine’s knowledge, any of its officers, directors or employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental authority that would reasonably be expected to result in a Material Adverse Change.

  (l)            Certain Transactions. Except as disclosed in SEC filings, BioLine is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than for customary employee benefits made generally available to all employees.  To BioLine’s knowledge, none of BioLine’s directors, officers or Key Employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to BioLine or, to BioLine’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which BioLine is affiliated or with which BioLine has a business relationship, or any firm or corporation which competes with BioLine except that directors, officers, Key Employees or stockholders of BioLine may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with BioLine.

BioLineRx - Novartis Pharma AG Collaboration Agreement

  (m)           Officers. To BioLine’s knowledge, no officer or person nominated to become an officer of BioLine (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is, or has been, subject to any judgment or order of, or the subject of, any pending civil or administrative action by the SEC or any self-regulatory organization.

  (n)           Property. BioLine has good and marketable title (in the case of real property) to, or has valid rights to lease or otherwise use, all items of real and personal property and assets that are material to its business, free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by BioLine or (ii) would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

  (o)           Insurance.  BioLine has in full force and effect fire and casualty insurance policies with extended coverage, which it reasonably believes to be sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

  (p)           Permits. BioLine has all franchises, permits, licenses and any similar authority necessary for the conduct of its business except where the lack of such franchises, permits, licenses and any similar authority would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  BioLine is not in default under any of such franchises, permits, licenses or other similar authority where such default would reasonably be expected to result in a Material Adverse Change.

  (q)           Environmental and Safety Laws. To BioLine’s knowledge and except as disclosed in SEC filings, (a) it is and has been in material compliance with all applicable environmental laws; and (b) there has been no release or to BioLine’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by BioLine except for any such matter, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

  (r)            Disclosure. The representations and warranties of BioLine contained in this Agreement are true and correct as of the date hereof.

BioLineRx - Novartis Pharma AG Collaboration Agreement

2.2           Stand-Still Agreement.  The Parties agree to be bound by the following “stand-still” provisions (the “Stand-Still Agreement”). During the Term, NVS agrees that it will not, and will cause each of its Affiliates or agents or other persons acting on its behalf not to:

2.2.1           without the prior written agreement of BioLine, acquire, offer to acquire or agree to acquire, alone or in concert with any other individual or entity, by purchase, tender offer, exchange offer, agreement, merger, business combination or any other manner, beneficial ownership of any securities of BioLine, if, after completion of such acquisition or proposed acquisition, the aggregate beneficial ownership of NVS and its Affiliates shall be more than [*]% of the outstanding Ordinary Shares of BioLine (calculated based on the issued and outstanding share capital of BioLine as of the completion of such acquisition); provided, however, that such limitation shall not apply to shares acquired directly pursuant to stock dividends or similar distributions of Ordinary Shares made on a pro rata basis to all holders of Ordinary Shares or ADSs;

2.2.2           submit any stockholder proposal or any notice of nomination of director candidates or notice of any other business for consideration, or nominate any director candidate for election to the Board or withhold authority for or oppose any director candidates nominated by the board of directors of BioLine;

2.2.3           call, seek to call, or to request the calling of, a special meeting of the stockholders of BioLine, or seek to make, or make, a stockholder proposal at any meeting of the stockholders of BioLine, alone or in concert with others, seek to control or influence the governance, affairs, business, management or policies of BioLine; or

2.2.4           enter into any agreements, arrangements, commitments, plans or understandings (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other person that engages, or offers or proposes to engage, in any of the foregoing.

2.3           Trading Restrictions.  NVS agrees that, without the prior written consent of BioLine:

2.3.1           All ADSs issued to NVS in consideration for the investment made pursuant to Section 2.1 shall be subject to a lockup restriction until the earlier of: (a) [*] months following such issuance and (b) the payment by NVS of an Option Fee as set out in Section 6.4 below (such date, a “Partial Release Date”).  Following a Partial Release Date, NVS shall be entitled to sell the greater of: (x) [*]% of the ADSs held by NVS prior to the issuance of new ADSs as a result of payment of an Option Fee; and (y) the total number of ADSs issued to NVS in connection with the payment of the aforesaid Option Fee, in both cases subject to the restrictions set out in Sections 2.3.2 through 2.3.5.  All remaining ADSs shall remain subject to the lockup for the full Term of this Agreement.

2.3.2           During the Term, NVS shall not sell more than [*]% of its holdings in BioLine during any rolling 6-month calendar period, based on the holdings existing at the beginning of such 6-month period.

2.3.3           On no single day during the Term of this Agreement will NVS sell more than [*]% of the daily share trading volume of BioLine’s ADSs on Nasdaq.

2.3.4           For a period of one year following the termination of this Agreement, on no single day will NVS sell more than [*]% of the Nasdaq daily share trading volume of BioLine’s ADSs; provided, however, that upon termination of this Agreement under Section 12.2 by NVS for breach by BioLine and/or a Change of Control of BioLine, NVS will be released from such restrictions set forth above.

BioLineRx - Novartis Pharma AG Collaboration Agreement

2.3.5           For clarification, where ADSs are subject to a lock up restriction or a restriction on “sale” as stated in Subsections 2.3.1 through 2.3.4, then NVS shall not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ADSs or Ordinary Shares or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ADSs or Ordinary Shares or such other securities of the Company, or (3) make any demand for or exercise any right with respect to the registration of any ADSs or Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares without the prior written consent of BioLine, in each case other than (a) transactions relating to ADSs acquired in open market transactions (not in violation of the Stand-Still Agreement) other than pursuant to this Agreement; or (b) transfers of ADSs to entities which are Affiliates of NVS.

2.4           Information Disclosure.  BioLine will update NVS, as may be reasonable and appropriate in the circumstances in light of the Collaboration, with respect to the following material corporate developments or decisions of the Board of Directors of BioLine (aside from matters related to partnering or potential partnering with Third Parties, which BioLine will not be required to disclose to NVS): (a) ongoing financial condition of BioLine on a quarterly basis (such as general budget, cash and cash forecasts); (b) material financing activities; (c) material decisions regarding projects (such as closing projects and increasing investment significantly in projects); (d) in-licensing of projects to BioLine (other than through the Collaboration); and (e) major human resource issues.  The foregoing updates will be provided to NVS on the condition that any material non-public information provided by BioLine to NVS hereunder will result in a “black-out period” (the scope of which will be defined by BioLine’s General Counsel in his or her sole discretion) during which period NVS will be restricted from trading in BioLine shares.

2.5           No Representation on Board.  For clarity, NVS will not be entitled to appoint a director on, or observer to, BioLine’s board of directors.

ARTICLE 3
Joint Steering Committee

3.1           Joint Steering Committee.

3.1.1           Formation and Purpose.  Within 30 days of the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee, implement and coordinate the Collaboration established pursuant to this Agreement.  The JSC shall, inter alia, evaluate projects presented by BioLine and decide whether to proceed with further development thereof and on what terms, and shall generally be a forum for consultation and information exchange.

BioLineRx - Novartis Pharma AG Collaboration Agreement

3.1.2           Members.  Each of BioLine and NVS shall appoint representatives to the JSC, each of whom will have sufficient seniority and expertise within the applicable party to make decisions arising within the scope of the JSC’s responsibilities.

  (a)           NVS Representatives.  The initial NVS representatives shall be: [*].

  (b)           BioLine Representatives.  The initial BioLine representatives shall be:[*].

  (c)           Replacements.  Each Party may replace its JSC representatives at any time upon written notice to the other Party.

  (d)           Attendance by Non-Members.  Each Party may also invite non-members to participate in the discussions and meetings of the JSC on an ad hoc basis where appropriate (e.g., representatives from regulatory, IP, commercial, franchise/business units, as well as corporate executives), subject to such individuals being subject to reasonable and customary binders of confidentiality).  For clarity, non-member shall have no voting authority at the JSC.

3.1.3           Chairperson.  The JSC shall have a chairperson, who shall serve for a term of one year, and who shall be selected alternately, on an annual basis, by BioLine or NVS.  The initial chairperson shall be selected by NVS.  The role of the chairperson shall be to convene and preside at meetings of the JSC and to ensure the preparation of minutes, but the chairperson shall otherwise have no additional powers or rights beyond those held by the other JSC representatives.

3.1.4           Meetings.  The JSC shall meet at least once every 2 months during the Term to evaluate and discuss new opportunities, review any Flagged Projects, and address the progress and implementation of the Collaboration, as well as various matters addressed herein as applicable.  The Parties may mutually agree in writing to a different frequency for such meetings; provided that there should be a face-to-face in-person meeting at least three times per year at a location and time agreed by the Parties (the “In-person Meeting”).  No later than 10 days prior to any scheduled meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting and, as soon as practicable, materials for the meeting; provided, however, that either Party may propose additional topics to be included on such agenda prior to such meeting.  The JSC may meet in person, by video conference or by teleconference (except for the In-person Meetings which shall be in-person).  Meetings of the JSC shall be effective only if at least one representative of each Party is present or participating in such meeting.  The chairperson of the JSC will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, material decisions made at such meetings.  The JSC chairperson shall send draft meeting minutes to each member of the JSC for review within 15 days after each JSC meeting.  The members of the JSC shall then have 15 days to provide comments.  The JSC chairperson shall incorporate timely received comments and distribute revised minutes to all members of the JSC for their final review and approval by the later of 45 days after the relevant meeting or the next regularly scheduled meeting of the JSC.

BioLineRx - Novartis Pharma AG Collaboration Agreement

3.1.5           Decision-Making.  Unless otherwise set forth in this Agreement or as may be mutually agreed by the Parties, the JSC will take action by unanimous consent, with each Party’s representatives’ (collectively) having a single vote on the JSC, irrespective of the number of representatives actually in attendance at a meeting (i.e., a total of two votes).

3.1.6           Joint Discussion Teams.  Once a Project is brought into the Collaboration such that the JSC decides to pursue its further development in accordance with one of the mechanisms set out in this Agreement, the JSC will establish a Joint Discussion Team (“JDT”) with representatives from the Parties (who may, but need not, be members of the JSC) to provide ongoing practical input into and oversee the initial development of the applicable Project.  There will be a JDT for each Project.  The JDT will meet at least quarterly and in addition ad hoc on an “as needed” basis.  The JDT will report regularly to the JSC.  The JDT is intended to serve in an advisory capacity only, and will not have decision-making authority unless otherwise agreed in writing by the representatives of the Parties on the JSC.

3.1.7           Costs.  The Parties agree that the costs incurred by each Party in connection with its travel to and participation in the JSC and the JDT shall be borne solely by such Party.

3.1.8           Discontinuation of JSC.  The JSC shall continue to exist throughout the Term unless the Parties mutually agree to disband the JSC.

ARTICLE 4
Screening and Project Selection

4.1           [*]

4.2           [*]

ARTICLE 5
Pre-IND Projects

5.1           [*]

5.2           [*]

5.3           [*]

ARTICLE 6
IND Projects

6.1           [*]

6.2           [*]

6.3           [*]

BioLineRx - Novartis Pharma AG Collaboration Agreement

6.4           Payment of Option Fee.  Within 60 days following (i) the Selected Project Selection Date, and (ii) receipt by NVS of an invoice in the form attached as Exhibit 6.4 attached hereto (subject to BioLine holding the license to the relevant project from the relevant IP owner at such time), NVS shall pay BioLine a non-refundable $5 million option fee (the “Option Fee”).  Notwithstanding anything to the contrary herein, upon payment by NVS of the Option Fee and continuing through the end of the ROFN Period, the arrangements and restrictions set out in Section 6.8 shall apply with respect to the applicable Selected Project.

6.5           Budget and Funding for Selected Projects.  The budget for each Selected Project would be funded as follows:

6.5.1           50% of the balance of the agreed development budget (after taking into account the Option Fee) (the “Development Budget Balance”) will be provided by NVS in the form of an equity investment in the ADSs of BioLine.  The equity investment will be made no later than 30 days following the Selected Project Selection Date at a price per ADS reflecting a 5% premium over the VWAP, as reported on the Nasdaq, for the 10-day period ending on the day prior to the Project Selection Date.  The terms and provisions of Section 2.1 and 2.3 above shall apply, mutatis mutandis, to the aforesaid investment.  Notwithstanding the foregoing, BioLine will have the option to request that such funding be made in the form of debt, including convertible debt on terms that are to be agreed at the time, or in any other form as will be agreed by the Parties.

6.5.2           BioLine will be responsible for funding the remaining 50% of the Development Budget Balance for the Selected Project.

6.5.3           The budget will include all expenses related to the continued development activities for the Selected Project, including expenses for dedicated employees and consultants, as well as IP-related expenses, but will not include specific non-project-related expenses such as overhead costs incurred by either of the Parties.  The budget will also include a reserve equal to at least 25% of the total of all other items in the budget, for cost-overruns, or as otherwise mutually agreed by the Parties.

6.6           Cost Overruns for Selected Projects.  The following arrangements shall apply to cost overruns that may arise during the course of performing the development activities for a Selected Project:

6.6.1           If the costs exceed the agreed budget by up to [*]%, the Parties will fund such excess on an equal basis; provided, however, that where the costs exceed the agreed budget by [*]% or more, the Parties will have the option to choose whether they want to continue with the agreed development plan (as included in the Core Terms) or modify it.  If both Parties agree to modify the development plan and agree on the allocation of costs with respect thereto (whether on an equal basis or otherwise), then the development plan and budget will be amended accordingly and the Selected Project will continue in accordance therewith.

6.6.2           If there is no agreement on modifying the development plan and the related allocation of costs, the Parties may either negotiate a new arrangement with respect to the Selected Project, including a new development plan and related budget, or the Party supporting the increase in the budget may elect to (i) assume the additional costs in excess of what the Party not supporting the increase is willing to fund - in which event the Selected Project shall continue, or (ii) stop its investment in the project - in which event the Selected Project shall cease to be included in the Collaboration, and BioLine shall be free to proceed with the development and commercialization thereof without any further obligation to NVS (subject, however, to BioLine’s obligation to pay NVS the Option Fee Repayment Amount pursuant and subject to the arrangements in Section 6.9.5 below).

BioLineRx - Novartis Pharma AG Collaboration Agreement

6.6.3           Notwithstanding anything to the contrary herein, neither Party will be required, without its prior agreement, to accept a budget for a Selected Project which exceeds the agreed budget by more than [*]%.

6.7           Development Activities for Selected Project.  BioLine will retain full control over the development process of Selected Projects until the execution of a Sublicense Agreement with respect thereto; provided, however, BioLine and NVS shall continue to consult on the progress of the implementation of the development plan for the Selected Project via the JDT.

6.8           Right of First Negotiation. At least six months prior to the expected availability of the draft clinical study report in respect of the Clinical Proof of Concept study defined in the Core Terms (the “CSR”) BioLine shall notify NVS in writing as to the expected date of sending the draft CSR with respect to a Selected Project.  Upon receipt of such notice, NVS shall be entitled to access all due diligence materials for the Selected Project.  For each Selected Project, NVS shall have a right of first negotiation (meaning, for the purpose of clarity, that BioLine will not actively solicit research, collaboration, co-development, commercialization, licensing or other similar opportunities with Third Parties) (“ROFN”) for a period of time commencing on the Selected Project Selection Date (in accordance with Section 6.3) and continuing until the later to occur of (i) the expiration of 4 months following the presentation to NVS of the draft CSR with respect to such Selected Project, and (ii) the expiration of 30 days following the presentation to NVS of the final CSR with respect to such Selected Project (the “ROFN Period”).  NVS shall have the right, at any time during the ROFN Period, to commence a period of exclusive negotiations to obtain, to the maximum extent possible, an exclusive, sublicenseable, worldwide sublicense to develop, manufacture, exploit, sell and otherwise commercialize products based on, arising from and/or related to the particular Selected Project, by providing a good faith non-binding term sheet to BioLine, in which case the Parties will in good faith negotiate the terms of a definitive Sublicense Agreement.  If no definitive Sublicense Agreement has been entered into prior to the end of the ROFN Period (or any longer period that may be agreed in writing between the Parties), then BioLine shall be entitled, without notice to NVS, to pursue Third Party Opportunities with respect to such Selected Project; [*]

6.9           [*]

ARTICLE 7
Exclusive Arrangements

7.1           Non-Circumvention.  Subject to the terms and conditions set out in this Article 7, except as otherwise set out in this Agreement, the arrangements between BioLine and NVS set out in this Agreement shall be mutually exclusive and neither Party will take any action to circumvent the other with respect to the matters set out in this Agreement.  The foregoing shall apply to NVS from and after the Effective Date and shall continue for a period of six months following the end of the Term.

BioLineRx - Novartis Pharma AG Collaboration Agreement

7.2           BioLine Commitment.  From and after the Effective Date and continuing until the end of the Term, except as otherwise provided in the Agreement, BioLine shall not, directly or indirectly, enter into any discussions or negotiations with a Third Party with a view to out-licensing or otherwise partnering any projects, technology or intellectual property rights sourced from any Israeli sources, or consummate any such transactions in a manner that is not consistent with the terms of this Agreement.

7.3           Exclusion of Existing Projects.  For the avoidance of doubt, the arrangements set out in this Agreement specifically do not apply to projects that have been in-licensed by BioLine as of the Effective Date, as set out in Exhibit 7.3 attached hereto.

ARTICLE 8
Intellectual Property

The Parties acknowledge and agree that, on a Project-by-Project basis and prior to entering into a Sublicense Agreement with respect to a specific Project, as between BioLine and NVS, all data, results, reports, developments, inventions and know-how, and all intellectual property rights therein and thereto, generated or discovered in the course of performing research and development activities in the context of any Project, including in the course of pre-clinical and clinical studies, excluding Pre-existing NVS IP (“Project IP”), shall be the exclusive property of BioLine, unless otherwise agreed in the Core Terms Memorandum.  Subject to the terms of this Agreement, it is further agreed that (i) BioLine may take actions to protect Project IP (including by way of filing and prosecuting patent applications) and exploit Project IP, in its sole discretion, until such time as the Parties enter into a Sublicense Agreement with respect to the Project in question (as which time such matters will be subject to the arrangements agreed in the Sublicense Agreement); and (ii) rights to the Project IP will be licensed to NVS in the context of the Sublicense Agreement, it being clarified that the scope of such rights will be subject to agreement between the Parties in the context of the negotiations for the definitive Sublicense Agreement.

ARTICLE 9
Representations And Warranties

9.1           Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

9.1.1           Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

BioLineRx - Novartis Pharma AG Collaboration Agreement

9.1.2           Authority and Binding Agreement.  It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to and limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (ii) judicial discretion in the availability of equitable relief.

9.1.3           No Conflict.  The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under any instrument, judgment, order, writ, decree, contract or provision to which such Party is otherwise bound; (ii) give rise to any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.

9.1.4           Required Consents.  It has obtained, or is not required to obtain, the consent, approval, order, or authorization of any Third Party, or has completed, or is not required to complete, any registration, qualification, designation, declaration or filing with, any Governmental Authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, including any grant of rights to the other Party pursuant to this Agreement.

9.2           Disclaimer.  NVS acknowledges and understands that (i) the projects that are or will be the subject of the Collaboration are at early-stages of development and are or may be the subject of ongoing pre-clinical or clinical research and development, and (ii) BioLine does not and cannot assure that any projects that become subject of the Collaboration, including those included in the Collaboration Quota, will result in products that will be approved by any Regulatory Authority or that will be marketable or commercially successful.

9.3           Further Assurances and Indemnification.

9.3.1           Each Party will cooperate and do such reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement.

9.3.2           BioLine will indemnify and hold NVS and its Affiliates, directors and officers (each, a “NVS Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such NVS Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by BioLine in this Agreement or (b) any action instituted against the NVS Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of BioLine, with respect to any of the transactions contemplated by this Agreement (unless such action is based upon a breach of NVS’ representations or warranties under this Agreement or any violations by the NVS Parties of state or federal securities laws or any conduct by the NVS Parties which constitutes fraud, gross negligence, or willful misconduct).

BioLineRx - Novartis Pharma AG Collaboration Agreement

9.3.3           NVS will indemnify and hold BioLine and its Affiliates, directors and officers (each, a “BioLine Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such BioLine Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by NVS in this Agreement or (b) any action instituted against the BioLine Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of NVS, with respect to any of the transactions contemplated by this Agreement (unless such action is based upon a breach of BioLine’s representations or warranties under this Agreement or any violations by the BioLine Parties of state or federal securities laws or any conduct by the BioLine Parties which constitutes fraud, gross negligence, or willful misconduct).

9.4           No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, SECTION 2.1.3 AND SECTION 2.1.4, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.

ARTICLE 10
Liability

To the maximum extent of applicable law, and except for gross negligence, willful misconduct or fraudulent activity, neither Party shall be liable to the other Party for any special, incidental, punitive, indirect, or consequential damages or loss of profits arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages.  Notwithstanding the foregoing, nothing in this section is intended to or shall limit or restrict damages available for a party’s breach of the exclusivity arrangements in Article 7 or the confidentiality obligations in Article 11.

ARTICLE 11
Confidentiality

11.1         Confidentiality Obligations.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of seven years thereafter, it shall keep confidential and shall not disclose and shall not use for any purpose other than as expressly provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party.  To avoid doubt, the foregoing non-use restriction shall include, with respect to NVS, the use by NVS or any Affiliate of NVS of any Confidential Information provided by BioLine to contact, discuss or negotiate with any owners or licensors of information and/or intellectual property rights that are included in a Project; provided, however, that such limitation shall terminate upon the in-licensing by BioLine of the subject matter of the Project from the applicable owner or licensor.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or (v) is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

BioLineRx - Novartis Pharma AG Collaboration Agreement

11.2         Authorized Disclosure.  Notwithstanding the obligations set forth in Section 11.1, a Party may disclose the other Party’s Confidential Information, the terms of this Agreement (which terms shall be the Confidential Information of both Parties) and the existence of this Agreement to the extent:

11.2.1         such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors (collectively, “Advisors”) for the sole purpose of enabling such Advisors to provide advice to the receiving Party, provided that in each such case on the condition that such Advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors or acquirers solely for the purpose of evaluating an actual or potential investment or acquisition; provided that in each such case on the condition that such actual or potential investors or acquirers are bound by confidentiality and non-use obligations consistent with those contained in the Agreement;

11.2.2         such disclosure is required by securities laws or judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 11, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information; or

11.2.3         such disclosure is reasonably necessary to its actual and potential collaborators (including CROs, CMOs, hospitals, doctors, consultants and subcontractors) for the purpose of the carrying out the Collaboration, on the condition that such entities and/or individuals are bound by confidentiality and non-use obligations consistent with those contained in the Agreement.

BioLineRx - Novartis Pharma AG Collaboration Agreement

11.3         Publicity; Use of Names.  Subject to the foregoing and the terms below, no disclosure of the terms of this Agreement may be made by either Party or its Affiliates, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law.

11.3.1         A Party may disclose this Agreement and its terms in securities filings with the SEC or other regulatory agency (or equivalent foreign agency, including the Israel Securities Authority and the Tel Aviv Stock Exchange) to the extent required by Law after complying with the procedure set forth in this Section 11.4.  In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and a proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no more than 7 days after receipt of such confidential treatment request and proposed redactions (or such lesser period of time as required by Law)) provide its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations or equivalent foreign agency regulations.  The Party seeking such disclosure shall exercise reasonable commercial efforts to obtain confidential treatment of the Agreement and its terms (as applicable) from the SEC or equivalent foreign agency as represented by the redacted version reviewed by the other Party.

11.3.2         Further, each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of the execution and delivery of this Agreement as well as certain material developments or material information generated under or pursuant to this Agreement and agrees that each Party may make such disclosures as required by Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure.

11.3.3         During the Term, each Party shall have the right to issue a press release or make a public announcement concerning the material terms of this Agreement or the development of a project undertaken as part of the Collaboration.  If a Party desires to issue such a press release or make such a public announcement, it shall provide the other Party with reasonable advance notice of the content thereof.  The other Party shall have the right to review and comment on such proposed press release or announcement and the Party proposing such press release or public announcement shall take into consideration and incorporate when appropriate the comment from the other Party; provided, however, that in the event that a Party does not respond within 3 business days of the date on which the announcement was provided to such Party, the Party desiring to issue the release or make the announcement may proceed to do so.

11.3.4         The Parties agree that after a public disclosure pursuant to Sections 11.4.1, 11.4.2 or 11.4.3 has been reviewed and approved by the other Party (or be deemed to have been approved), the disclosing Party may make subsequent public disclosures or issue a press release disclosing the same content as was contained in such public disclosure without having to obtain the other Party’s prior consent and approval.

BioLineRx - Novartis Pharma AG Collaboration Agreement

11.4         Equitable Relief. Each Party acknowledges that a breach of this Article 11 may not reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage.  By reason thereof, each Party agrees that the other Party may be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein by the other Party.

ARTICLE 12
Term and Termination

12.1         Term.  The term (“Term”) of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Article 12, will continue in effect until the first to occur of (i) payment by NVS of the Option Fee in respect of three Projects or (ii) the later of (A) three years from the Effective Date or (B) the presentation by BioLine to NVS at the Joint Steering Committee of [*]

12.2         Termination for Breach.

12.2.1         Notice.  If either Party believes that the other Party is in material breach of this Agreement, then the Party holding such belief (the “Non-Breaching Party”) may deliver written notice of such breach to the other Party (the “Notified Party”).  The Notified Party shall have 30 days after receipt of such notice to cure such breach.

12.2.2         Failure to Cure.  If the Notified Party fails to cure a material breach of this Agreement as provided for in Section 12.2.1, then the Non-Breaching Party may terminate this Agreement immediately upon written notice to the Notified Party.

12.2.3         Disputes.  If a Party gives notice of termination under this Section 12.2 and the other Party disputes whether such termination is proper under this Section 12.2, then the issue of whether this Agreement may properly be terminated (i.e., whether a material breach occurred or whether a material breach was cured) shall be resolved in accordance with Article 13.  If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective 30 days following the date of the notice of breach.  If, as a result of such dispute resolution process, it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

12.3         Effect of Termination of the Agreement.  Expiration or termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such expiration or termination or to which a Party may be contractually committed as of such effective date nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any material breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

12.4         Survival.  The following provisions shall survive any expiration or termination of this Agreement for the period of time specified: the provisions of Article 1, to the extent definitions are embodied in the following listed Articles and Sections of this Agreement; Articles 7, 8, 10, 11, 13 and 14; and Sections 6.9.5, and this Section 12.4, to the extent applicable.  In addition, those provisions of Articles 3, 4, 5 and 6 that are applicable to the selection, decision-making, oversight, development and budgeting process regarding Projects that, as of the date of expiration or termination, remain part of the Collaboration pursuant to the arrangements set out in the Agreement, as well as Sections 2.2 (Stand-Still Agreement) and 2.3 (Trading Restrictions), will survive any expiration or termination of this Agreement until such time as the last of such Projects is either in-licensed by NVS pursuant to a Sublicense Agreement or until such time as the JSC decides not to proceed with the further development and funding of such Project (or fails to make a decision with respect thereto within the designated time period).   Other provisions either required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement, or which by their express terms, survive such expiration or termination of this Agreement.

BioLineRx - Novartis Pharma AG Collaboration Agreement

ARTICLE 13
Dispute Resolution

13.1         Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

13.2         Internal Resolution.  With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within 30 days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executives of the Parties for attempted resolution by good faith negotiations within 30 days after such notice is received.

13.3         Binding Arbitration.  If the Executives are not able to resolve such disputed matter within 30 days and either of the Parties wishes to pursue the matter, each such dispute, controversy or claim shall be referred to and finally determined by arbitration by the International Chamber of Commerce in accordance with its arbitration rules then in effect.  The place of arbitration shall be New York, New York.  The language to be used in the arbitral proceedings shall be English.  The dispute, controversy or claim shall be decided in accordance with the law of the State of New York, and U.S. federal law applicable therein.  Judgment on the arbitration award may be entered in any court having jurisdiction thereof.  The Parties agree that:

13.3.1         Either Party may apply to the arbitrator(s) for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage.  Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration regardless of the outcome of such arbitration.

BioLineRx - Novartis Pharma AG Collaboration Agreement

13.3.2         A Party shall be entitled to deduct or otherwise offset any damage finally awarded under a proceeding initiated under Section 13.3 against payments due under this Agreement, subject to any other decision of the arbitrators.

13.3.3         Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both Parties.  In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations under the laws of the State of New York.

13.3.4         Notwithstanding the foregoing, neither Party shall be prevented from seeking injunctive relief from a court of competent jurisdiction including but not limited to the situation contemplated in Section 11.5 (to prevent or curtail any breach of the obligations relating to Confidential Information as set forth in Article 11).

ARTICLE 14
Miscellaneous

14.1         Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.2         Payments and Taxes.  All payments made pursuant to this Agreement shall be made by wire transfer to an account designated by BioLine in writing to NVS and shall be made in Dollars.  The Parties shall use all reasonable and legal efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by NVS to BioLine under this Agreement.

14.3         Force Majeure.  Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than 90 days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

BioLineRx - Novartis Pharma AG Collaboration Agreement

14.4         Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this section, and shall be deemed to have been sufficiently given for all purposes when received, if in writing and personally delivered, one day following facsimile or email transmission (receipt verified) or 2 days following overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below.

If to BioLine	BioLineRx Ltd.
19 Hartum Street
PO Box 45158
Jerusalem, 91450
Israel
	Attention:	Chief Executive Officer
	With a copy to:	Chief Operating Officer
Fax: +972-2-548-9101
	Email:	kinnerets@biolinerx.com
phils@biolinerx.com

With copies to (which shall not constitute notice):

Yigal Arnon & Co., Law Offices
22 Rivlin Street
Jerusalem, 9424018
Israel
	Attention:	Barry Levenfeld, Adv.
Daniel Green, Adv.
+972-2-623-9236
barry@arnon.co.il
danielg@arnon.co.il

If to NVS:	Novartis Pharma AG
P.O. Box
CH - 4002 Basel
Switzerland
	Attention:	Head, Business Development and Licensing
	Fax:	+41-61-324-2511
	Email:	Corinne.savill@novartis.com

With copies to (which shall not constitute notice):

Novartis Pharma AG
P.O. Box
CH - 4002 Basel
Switzerland
	Attention:	Head, Legal Department
	Fax:	+41-61-324-7399
	Email:	sean.reilly@novartis.com

BioLineRx - Novartis Pharma AG Collaboration Agreement

14.5         No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

14.6         Assignment.  Neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided, however, that either Party may assign or transfer this Agreement or any rights or obligations hereunder to an Affiliate of such Party and, in such event, shall provide written notice thereof to the other Party.  Any permitted assignee or transferee of rights or obligations hereunder shall expressly assume in writing the performance of such rights or obligations.  Any permitted assignment or transfer shall be binding on the successors of the assigning or transferring party.  Any assignment or attempted assignment in violation of the terms of this section shall be void and of no legal effect.

14.7         Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates, and when any such Affiliate is discharging such obligations or exercising such right, the terms and conditions of this Agreement applicable to such Party also shall be applicable to such Affiliate; provided, however, that prior to NVS engaging any of its Affiliates to so discharge NVS’s obligations and/or exercise any of NVS’s rights as aforesaid, NVS shall obtain BioLine’s prior written consent to such engagement.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations and/or exercise of such Party’s rights under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations and/or exercise of such Party’s rights under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.8         Further Cooperation by the Parties.  The Parties shall cooperate in good faith to effectively and efficiently implement the objectives of this Agreement.

14.9         Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

BioLineRx - Novartis Pharma AG Collaboration Agreement

14.10       No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

14.11       Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

14.12       Expenses.  All fees, costs and expenses of either Party incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Party incurring such expenses.

14.13       No Third Party Beneficiaries.  Except for rights and obligations specifically referred to herein that apply to Affiliates, sublicenses or licensees of the Parties, nothing in this Agreement is intended to confer on any Person other than BioLine or NVS any rights or obligations under this Agreement, and there are no intended Third Party beneficiaries to this Agreement.

14.14       English Language.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  To the extent this Agreement requires a Party to provide to the other Party Information, correspondence, notice or other documentation, such Party shall provide such Information, correspondence, notice or other documentation in the English language.

14.15       Governing Law.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, and US federal law applicable therein, without giving effect to any choice of law principles that would require the application of the laws of a different state.  The applicability of the United Nations Convention on Contracts for the International Sale of Goods of 1980 is hereby expressly excluded.

BioLineRx - Novartis Pharma AG Collaboration Agreement

14.16       Construction.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include,” “includes” and “including” are not limiting and shall be deemed to be followed by “without limitation”; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (d) references to a Person are also to its permitted successors and assigns; (e) the plain meaning of the description for a defined term, and other headings to this Agreement are for convenience only, and shall have no force or effect in construing or interpreting any of the provisions of this Agreement or any other legal effect; (f) references to “Parties”, “Article”, “Section”, “Exhibit” or “Schedule” refer to the Parties to, an Article or Section of, or any Exhibit or Schedule to, this Agreement, unless otherwise indicated; (g) the word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa; and (h) the word “or” has, except where otherwise indicated or where the context otherwise requires, the inclusive meaning represented by the phrase “and/or”.

14.17       Counterparts.  This Agreement may be executed in one or more counterparts by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page left intentionally blank.  Signature page follows immediately.]

BioLineRx - Novartis Pharma AG Collaboration Agreement

[Signature page to Investment and Collaboration Agreement]

In Witness Whereof, the Parties have executed this Investment and Collaboration Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

Novartis Pharma AG		BioLineRx, Ltd.

By:	/s/ Marc Ceulemans	By:	/s/ Kinneret Livnat Savitsky
Name:	March Ceulemans	Name:	Kinneret Livnat Savitsky
Title:	Head Strategic Venture	Title:	CEO
Capital Fund and Pharma Equities

By:	/s/ Matt Owens	By:	/s/ Philip Serlin
Name:	Matt Owens	Name:	Philip Serlin
Title:	Head Legal GBS & Strategy	Title:	Chief Financial and Operating Officer

BioLineRx - Novartis Pharma AG Collaboration Agreement

Exhibit 2.1
ADS Price Adjustment Schedule

BIOLINERX LTD.
CALCULATION OF SHARE PRICE TO NVS
DEC-2014

Total investment amount	$10,000,000
Maximum premium	$3,000,000
Actual value of ADSs	$7,000,000
Number of ADSs of BioLineRx outstanding pre-transaction	34,115,051
	Closing Price per ADS	Number of ADSs to Issue to Novartis	Price per ADS to NVS	% holdings of Novartis after investment	Test of aggregate premium
	$0.80	8,750,000	$1.14	20.4%	$3,000,000
	$0.81	8,641,975	$1.16	20.2%	$3,000,000
	$0.82	8,536,585	$1.17	20.0%	$3,000,000
	$0.83	8,433,735	$1.19	19.8%	$3,000,000
	$0.84	8,333,333	$1.20	19.6%	$3,000,000
	$0.85	8,235,294	$1.21	19.4%	$3,000,000
	$0.86	8,139,535	$1.23	19.3%	$3,000,000
	$0.87	8,045,977	$1.24	19.1%	$3,000,000
	$0.88	7,954,545	$1.26	18.9%	$3,000,000
	$0.89	7,865,169	$1.27	18.7%	$3,000,000
	$0.90	7,777,778	$1.29	18.6%	$3,000,000
	$0.91	7,692,308	$1.30	18.4%	$3,000,000
	$0.92	7,608,696	$1.31	18.2%	$3,000,000
	$0.93	7,526,882	$1.33	18.1%	$3,000,000
	$0.94	7,446,809	$1.34	17.9%	$3,000,000
	$0.95	7,368,421	$1.36	17.8%	$3,000,000
	$0.96	7,291,667	$1.37	17.6%	$3,000,000
	$0.97	7,216,495	$1.39	17.5%	$3,000,000
	$0.98	7,142,857	$1.40	17.3%	$3,000,000
	$0.99	7,070,707	$1.41	17.2%	$3,000,000
	$1.00	7,000,000	$1.43	17.0%	$3,000,000
	$1.01	6,930,693	$1.44	16.9%	$3,000,000
	$1.02	6,862,745	$1.46	16.7%	$3,000,000
	$1.03	6,796,117	$1.47	16.6%	$3,000,000
	$1.04	6,730,769	$1.49	16.5%	$3,000,000
	$1.05	6,666,667	$1.50	16.3%	$3,000,000
	$1.06	6,603,774	$1.51	16.2%	$3,000,000
	$1.07	6,542,056	$1.53	16.1%	$3,000,000
	$1.08	6,481,481	$1.54	16.0%	$3,000,000
	$1.09	6,422,018	$1.56	15.8%	$3,000,000
	$1.10	6,363,636	$1.57	15.7%	$3,000,000

BioLineRx - Novartis Pharma AG Collaboration Agreement

$1.11	6,306,306	$1.59	15.6%	$3,000,000
$1.12	6,250,000	$1.60	15.5%	$3,000,000
$1.13	6,194,690	$1.61	15.4%	$3,000,000
$1.14	6,140,351	$1.63	15.3%	$3,000,000
$1.15	6,086,957	$1.64	15.1%	$3,000,000
$1.16	6,034,483	$1.66	15.0%	$3,000,000
$1.17	5,982,906	$1.67	14.9%	$3,000,000
$1.18	5,932,203	$1.69	14.8%	$3,000,000
$1.19	5,882,353	$1.70	14.7%	$3,000,000
$1.20	5,833,333	$1.71	14.6%	$3,000,000
$1.21	5,785,124	$1.73	14.5%	$3,000,000
$1.22	5,737,705	$1.74	14.4%	$3,000,000
$1.23	5,691,057	$1.76	14.3%	$3,000,000
$1.24	5,645,161	$1.77	14.2%	$3,000,000
$1.25	5,600,000	$1.79	14.1%	$3,000,000
$1.26	5,555,556	$1.80	14.0%	$3,000,000
$1.27	5,511,811	$1.81	13.9%	$3,000,000
$1.28	5,468,750	$1.83	13.8%	$3,000,000
$1.29	5,426,357	$1.84	13.7%	$3,000,000
$1.30	5,384,615	$1.86	13.6%	$3,000,000
$1.31	5,343,511	$1.87	13.5%	$3,000,000
$1.32	5,303,030	$1.89	13.5%	$3,000,000
$1.33	5,263,158	$1.90	13.4%	$3,000,000
$1.34	5,223,881	$1.91	13.3%	$3,000,000
$1.35	5,185,185	$1.93	13.2%	$3,000,000
$1.36	5,147,059	$1.94	13.1%	$3,000,000
$1.37	5,109,489	$1.96	13.0%	$3,000,000
$1.38	5,072,464	$1.97	12.9%	$3,000,000
$1.39	5,035,971	$1.99	12.9%	$3,000,000
$1.40	5,000,000	$2.00	12.8%	$3,000,000

BioLineRx - Novartis Pharma AG Collaboration Agreement

Exhibit 4.1

[*]

BioLineRx - Novartis Pharma AG Collaboration Agreement

Exhibit 6.4
Form of Invoice

Sender’s Logo		INVOICE
INVOICE DATE:
Street		__ ________ 201_
Town, Country
Phone and Fax Nr.		INVOICE No.: XXXX

Bill To:	For:
Novartis Pharma AG	[X]
Lichtstrasse 35
CH-4056
Basel, Switzerland

DESCRIPTION [Please specify the event for which the invoice is due]		AMOUNT (USD)
US$ 000'000.00

Novartis Contract Code

Please remit by wire transfer within 60 days to:
Receiving Bank -
Swift Code -
ABA Number -
Credit Account -
Beneficiary -

	TOTAL	000'000,00

If you have any questions concerning this invoice, contact
or e-mail to
VAT -Reg. No. Xxxxxxxxxx (if applicable)

BioLineRx - Novartis Pharma AG Collaboration Agreement

Exhibit 7.3
Excluded Projects

BL-8040
BL-7010
BL-1040
BL-5010
BL-7040
BL-9010
BL-9020
BL-8020
BL-8030
BL-1110

BioLineRx - Novartis Pharma AG Collaboration Agreement